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[KTR LETTERHEAD]

                                                             September 30, 1995

Mr. Rob Keeler
IFGP Corporation
One Insignia Financial Plaza
P.O. Box 1089
Greenville, SC 29602

Reference:     Limited scope appraisal report of the South Pointe Apartments located at 25000 Rockside Road, City of Bedford Heights,
               Cuyahoga County, Ohio

Dear Mr. Keeler:

     In compliance with your request, we have inspected and appraised the above captioned property as of September 21, 1995. The presentation of the limited appraisal is found in the following summary appraisal report. This summary appraisal report is intended to comply with the reporting requirements set forth under Standards Rule 2-2(b), of the Uniform Standards of Professional Appraisal Practice for a Summary Appraisal Report. As such, it presents only summary discussions of the data, reasoning, and analyses that are used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses are retained in the appraiser's file. The depth of discussion contained in the report is specific to the needs of IFGP Corporation. The intended use of the summary appraisal report is to provide our client with an independent opinion of market value for use internal to the existing ownership of the above referenced property. The appraiser is not responsible for unauthorized use of the report.

     Furthermore, the report is the result of a limited appraisal process in that certain allowable departures from specific guidelines of the Uniform Standards of Professional Appraisal Practice are invoked. The user of the report is cautioned that the reliability of the value conclusions provided may be impacted to the degree there is departure from specific guidelines of USPAP. Notwithstanding, this appraisal was prepared in conformance with and subject to the Code of Professional Ethics as promulgated by the Appraisal Foundation. Attention must be given to the Assumptions and Limiting Conditions section of this report.

     Briefly described, the subject site consists of approximately 14.6 acres of land improved with a three building, seven-story, high-rise apartment complex, containing 499 units. The structural improvements were reportedly built in 1967 and contain 356,510 rentable square feet. Additional improvements include an office, one swimming pool, a playground and asphalt paved surface parking, concrete walkways and landscaping.

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[KTR LOGO]


               KOEPPEL TENER REAL ESTATE SERVICES, INC.
               Valuation Division


                    September 30, 1995
                    Mr. Rob Keeler
                    Page 2


                    VALUATION ESTIMATE

                         In view of the pertinent facts mentioned herein, and
               based upon the analysis of data which has been considered in connection with this report, it is the opinion of the undersigned that the market value of the unencumbered fee simple estate of the subject property, as of September 21, 1995, is:

                    NINE MILLION SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS
                                                ($ 9,750,000)


                                             Respectfully submitted,

                                             KOEPPEL TENER REAL ESTATE
                                             SERVICES, INC.



                                             By  /s/ Joseph Cicero, MAI
                                                -----------------------
                                                 Joseph Cicero, MAI
                                                 Senior Vice President


                                             By  /s/ Mark D. Lindsay K.S.
                                                -------------------------
                                                 Mark D. Lindsay
                                                 Senior Appraiser


                                             By  /s/ Mike Thomas, MAI
                                                -------------------------
                                                 Mike Thomas, MAI
                                                 Senior Vice President